Exhibit 99.1

LBI Media, Inc. Reports First Quarter 2011 Results

Burbank, CA – May 16, 2011 – LBI Media, Inc., a leading Spanish-language entertainment company, today announced its financial results for the three months ended March 31, 2011. For the three months ended March 31, 2011, net revenues increased by $1.8 million, or 8%, to $25.4 million, from $23.6 million for the same period in 2010. Adjusted EBITDA(1) decreased by $2.8 million, or 39%, to $4.3 million for the three months ended March 31, 2011, from $7.1 million for the same period in 2010. Adjusted EBITDA in the first quarter of 2010 included a $1.6 million gain on the assignment of a certain asset purchase agreement. Also, Adjusted EBITDA in the first quarter of 2011 included a $0.7 million one-time charge related to the settlement of a certain legal dispute. In addition, Adjusted EBITDA in the first quarter of 2010 included only a partial month of service fee expenses related to our EstrellaTV network, as compared to the same period in 2011, which included a full quarter of service fee expenses. Excluding the one-time items related to the gain in the first quarter of 2010 from the assignment of our asset purchase agreement, the settlement charge in the first quarter of 2011, and normalizing for a full quarter of service fee expenses in the first quarter of 2010, which would have resulted in approximately $0.7 million of additional service fee in the first quarter of 2010, Adjusted EBITDA in the first quarter of 2011 increased 4% compared to Adjusted EBITDA in the same period in 2010.

Commenting on the company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “We are pleased with the results of our first quarter, and with the progress we have made in our network business since the launch of EstrellaTV. EstrellaTV continues to shine, ranking among the highest-rated Spanish language networks in the country, and continues to contribute to our revenue growth. With our recently completed refinancing, we now have a capital structure in place to provide the liquidity and flexibility to optimize the value of our assets. Our radio and television stations are located in some of the most attractive markets for Hispanic media, and the release of the 2010 Census data confirms the strength and growth of the US Hispanic population. With the powerful growth of the underlying demographics in our markets and with the strength of our highly rated programming, we believe we are uniquely positioned to take advantage of this favorable trend and deliver outstanding performance.”

Results for the Three Months Ended March 31, 2011

For the three months ended March 31, 2011, net revenues increased by $1.8 million, or 8%, to $25.4 million, from $23.6 million for the same period in 2010. The increase was primarily attributable to increased advertising revenue from our EstrellaTV network, partially offset by a decline in our radio segment.

Net revenues for our television segment increased by $2.4 million, or 21%, to $14.2 million for the three months ended March 31, 2011, from $11.8 million for the same period in 2010. This increase was primarily attributable to increased revenue from our EstrellaTV television network.

Net revenues for our radio segment declined by $0.6 million, or 5%, to $11.3 million for the three months ended March 31, 2011, from $11.8 million for the same period in 2010. This change was primarily attributable to declines in advertising revenue in our Texas markets, partially offset by increases in advertising revenues in our Southern California markets.

Total operating expenses increased by $4.7 million, or 25%, to $23.7 million for the three months ended March 31, 2011, as compared to $19.0 million for the same period in 2010. This increase was primarily attributable to (1) a $1.9 million increase in program and technical expenses in part resulting from $0.7 million in incremental costs related to services for our EstrellaTV network and an increase in amortization of capitalized costs related to the production of our original programming content, (2) the absence in 2011 of a $1.6 million cash gain realized on the assignment of the asset purchase agreement to acquire a radio station, and (3) a $0.9 million increase in selling, general and administrative expenses, primarily related to a $0.7 million charge related to the settlement of a legal dispute.

Adjusted EBITDA decreased by $2.8 million, or 39%, to $4.3 million for the three months ended March 31, 2011, from $7.1 million for the same period in 2010. The decrease was primarily the result of (1) the absence in 2011 of the $1.6 million cash gain realized on the assignment of the asset purchase agreement to acquire radio station KDES-FM, (2) $0.7 million of additional costs related to our EstrellaTV network because the first quarter of 2010 included only a partial month of service fee expenses related to the network and (3) a $0.7 million charge related to the settlement of a legal dispute.

We recognized a net loss of $6.5 million for the three months ended March 31, 2011, as compared to a net loss of $2.5 million for the same period of 2010, an increase in net loss of $4.0 million. This change was primarily attributable to (1) the absence in 2011 of the $1.6 million cash gain realized on the assignment of a certain asset purchase agreement to acquire a radio station, (2) a $1.0 million write off of deferred financing costs relating to our former senior secured credit facility and (3) higher program and technical expenses and selling, general and administrative expenses, as described above.

First Quarter 2011 Conference Call

We will host a conference call to discuss our financial results for the three months ended March 31, 2011 on Monday, March 16, 2011 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (888) 293-6953 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. First Quarter 2011 Results Conference Call” and providing confirmation code 3220890 to the operator. The conference call will be recorded and made available for replay through Friday, May 20, 2011. Investors may listen to the replay of the call by dialing (888) 203-1112, then entering the passcode 3220890.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019

The financial results for LBI Media, Inc.’s first quarter ended March 31, 2011 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 and 9 1/4% Senior Secured Notes due 2019 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, we own “EstrellaTV”, a leading Spanish-language national television broadcast network in the United States. We also own four television production facilities that we use to produce our core television programming. We are affiliated with television stations in various states and along with our owned and operated television stations, broadcast EstrellaTV in 36 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, and Utah.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

(1)	We define Adjusted EBITDA as net income or loss plus income tax expense or benefit, loss on disposal of property and equipment, net interest expense, interest rate swap expense or income, depreciation and stock-based compensation expense. Management considers this measure an important indicator of our performance because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2011	2010
Net revenues	$25,426	$23,584
Operating expenses:
Program and technical, exclusive of depreciation shown below	9,309	7,390
Promotional, exclusive of depreciation shown below	566	374
Selling, general and administrative, exclusive of depreciation shown below	11,264	10,377
Depreciation	2,551	2,450
Loss on disposal of property and equipment	7	3
Gain on assignment of asset purchase agreement	—	(1,599)

Total operating expenses	23,697	18,995

Operating income	1,729	4,589
Interest expense, net of amounts capitalized	(8,649)	(6,966)
Interest rate swap income	777	245
Interest and other income	212	215

Loss before provision for income taxes	(5,931)	(1,917)

Provision for income taxes	(519)	(614)

Net loss	$(6,450)	$(2,531)

Adjusted EBITDA (1)	$4,293	$7,048

(1)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended March 31,
	2011	2010	% Change
Net revenues:
Radio	$11,261	$11,826	-5%
Television	14,165	11,758	21%

Total	$25,426	$23,584	8%
Total operating expenses before gain on assignment of asset purchase agreement, stock-based compensation expense, depreciation and loss on disposal of property and equipment:
Radio	$8,930	$8,166	9%
Television	12,203	9,969	22%

Total	$21,133	$18,135	17%
Gain on assignment of asset purchase agreement:
Radio	$—	$(1,599)	—
Television	—	—	—

Total	$—	$(1,599)	—
Depreciation:
Radio	$1,326	$1,332	0%
Television	1,225	1,118	10%

Total	$2,551	$2,450	4%
Loss on disposal of property and equipment:
Radio	$7	$—	—
Television	—	3	—

Total	$7	$3	—
Stock-based compensation expense:
Corporate	$6	$6	0%

Total	$6	$6	0%
Total Operating Expenses:
Radio	$10,263	$7,899	30%
Television	13,428	11,090	21%
Corporate	6	6	—

Total	$23,697	$18,995	25%
Operating income:
Radio	$998	$3,927	-75%
Television	737	668	10%
Corporate	(6)	(6)	0%

Total	$1,729	$4,589	62%
Adjusted EBITDA (2)
Radio	$2,331	$5,259	-56%
Television	1,962	1,789	10%

Total	$4,293	$7,048	-39%

(2)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$25,238	$294
Accounts receivable, net	19,456	23,344
Current portion of television program costs, net	783	640
Amounts due from related parties	409	409
Current portion of employee advances	101	105
Prepaid expenses and other current assets	1,635	1,578

Total current assets	47,622	26,370
Property and equipment, net	94,779	94,163
Broadcast licenses, net	166,653	166,653
Deferred financing costs, net	12,329	4,660
Notes receivable from related parties	3,034	3,034
Employee advances, excluding current portion	1,818	1,790
Television program costs, excluding current portion	11,840	10,181
Notes receivable from parent	26,234	26,055
Other assets	3,781	3,734

Total assets	$368,090	$336,640

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$680	$1,050
Accounts payable	3,815	2,858
Accrued liabilities	8,652	8,049
Accrued interest	4,417	8,625
Amounts due to parent	1,283	1,283
Current portion of long-term debt	167	1,364

Total current liabilities	19,014	23,229

Long-term debt, excluding current portion	444,477	402,174
Fair value of interest rate swap	2,369	3,146
Deferred income taxes	20,592	20,160
Other liabilities	3,041	2,890

Total liabilities	489,493	451,599

Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,793	101,787
Accumulated deficit	(223,196)	(216,746)

Total shareholder’s deficiency	(121,403)	(114,959)

Total liabilities and shareholder’s deficiency	$368,090	$336,640

Results of Operations (continued):

The table set forth below reconciles net loss, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA (in thousands):

	Three Months Ended March 31,
	2011	2010
Net loss	$(6,450)	$(4,013)
Add:
Provision for income taxes	519	614
Interest expense and other income, net	8,437	8,233
Interest rate swap income	(777)	(245)
Depreciation	2,551	2,450
Loss on disposal of property and equipment	7	3
Stock-based compensation expense	6	6

Adjusted EBITDA	$4,293	$7,048

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio segment (in thousands):

	Three Months Ended March 31,
	2011	2010
Radio segment operating income	$998	$3,927
Depreciation	1,326	1,332
Loss on disposal of property and equipment	7	—

Radio segment Adjusted EBITDA	$2,331	$5,259

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s television segment (in thousands):

	Three Months Ended March 31,
	2011	2010
Television segment operating income	$737	$668
Depreciation	1,225	1,118
Loss on disposal of property and equipment	—	3

Television segment Adjusted EBITDA	$1,962	$1,789